--------------------------------------------------------------------------------
       As filed with the Securities and Exchange Commission on December 24, 2002
                                                  Registration No.______________
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            BERGAMO ACQUISITION CORP.
                (Name of registrant as specified in its charter)

           Delaware                      5137                    33-0889193
(State or Other Jurisdiction       (Primary Standard          (I.R.S. Employer
     of Incorporation or       Industrial Classification     Identification No.)
        Organization)                Code Number)

                        13101 Washington Blvd., Suite 122
                          Los Angeles, California 90066
                                  (310) 566-7330
                        (Address and telephone number of
                          principal executive offices)

                                 Hillard Herzog
                        13101 Washington Blvd., Suite 122
                          Los Angeles, California 90066
                                  (310) 566-7330
                      (Name, address, and telephone number
                              of agent for service)

                                   Copies to:

                             Robert J. Zepfel, Esq.
                               Haddan & Zepfel LLP
                         4685 MacArthur Court, Suite 220
                             Newport Beach, CA 92660
                                 (949) 752-6100

         Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                      Proposed            Proposed
       Title of                                        maximum             maximum               Amount
      each class               Amount                 offering            aggregate                of
     of securities              to be                 price per           offering            Registration
   to be registered          registered               share(1)              price                  Fee
----------------------------------------------------------------------------------------------------------
Common stock,                 1,110,960                $ 4.00            $4,443,840             $1,062.07
 $.001 par value
----------------------------------------------------------------------------------------------------------
         TOTAL                1,110,960                $ 4.00            $4,443,840             $1,062.07
==========================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

                        PRELIMINARY PROSPECTUS SUBJECT TO
                        COMPLETION, DATED DECEMBER 24, 2002

                           BERGAMO ACQUISITION CORP.
                        1,110,960 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 600,000 shares of Bergamo's common stock by Bergamo, and up to 510,960 shares by certain existing stockholders of Bergamo. All costs associated with this registration will be borne by us.

         The shares offered by Bergamo are being offered directly to prospective investors, principally by the Company's officers and directors. The shares offered by the selling stockholders will be offered directly by them or through market transactions, if the Company's Common Stock commences trading on the OTC Bulletin Board or the "pink sheets," at prices prevailing at the time of sale. There are no minimum purchase requirements. These prices may fluctuate based on the demand for the shares of common stock.

         Our common stock is not listed on a national securities exchange, the Nasdaq Stock Market or the OTC Bulletin Board, and no public market currently exists for shares of our common stock. Our Common Stock is registered under the Securities Act of 1934, as amended, and we file periodic reports with the Securities and Exchange Commission. Once the Registration Statement of which this Prospectus is a part is declared effective by the SEC, we plan to apply for listing on the Over the Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc. (the "OTCBB"). There is no assurance that we will obtain listing on the OTCBB.

         An investment in the common stock offered under this prospectus involves a high degree of risk and we urge you to carefully review this prospectus with particular attention to the section entitled "Risk Factors" before investing in shares of our common stock. A purchase of our common stock is highly speculative and investors should not purchase shares of our common stock unless they can afford to lose their entire investment.

                      THESE SECURITIES ARE SPECULATIVE AND
                         INVOLVE A HIGH DEGREE OF RISK.

              PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10.

                          PRICE            PROCEEDS                PROCEEDS
                                           TO SELLING              TO
                                           SHAREHOLDERS            COMPANY

         Per share        $ 4.00           $ 2,043,840             2,400,000(1)

--------------------------------------------------------------------------------
(1) Before deducting costs of the offering, estimated at $25,000.

         No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock will be placed in escrow, trust or any similar account.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _________________, 2003.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................ 1
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.................................... 2
RISK FACTORS.................................................................. 3
FORWARD-LOOKING STATEMENTS.................................................... 9
SELLING STOCKHOLDERS..........................................................10
USE OF PROCEEDS...............................................................13
DETERMINATION OF OFFERING PRICE...............................................13
DIVIDEND POLICY...............................................................13
DILUTION .....................................................................13
PLAN OF DISTRIBUTION..........................................................14
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................15
DESCRIPTION OF BUSINESS.......................................................17
MANAGEMENT....................................................................24
EXECUTIVE COMPENSATION........................................................24
PRINCIPAL SHAREHOLDERS........................................................25
SHAREHOLDER MATTERS...........................................................26
DESCRIPTION OF SECURITIES.....................................................26
EXPERTS  .....................................................................26
LEGAL MATTERS.................................................................27
AVAILABLE INFORMATION.........................................................27
FINANCIAL STATEMENTS.........................................................F-1

         We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2001, were contained in our Annual Report on Form 10-KSB.

         As used in this prospectus, the terms "we," "us," "our," "the Company," and "Bergamo" mean Bergamo Acquisition Corp., a Delaware corporation. The term "common stock" means our Common Stock, par value $.001 per share, and the term "shares" means the shares of common stock being registered by us through this prospectus.

         The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY

         The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

OUR COMPANY; THE MERGER

         Bergamo Acquisition Corp. ("we" or the "Company") is a Delaware corporation that was incorporated in 1997. The Company designs and manufactures clothing and related products. Our executive offices and principal operations are located at 13101 Washington Blvd., Suite 122, Los Angeles, California 90066 and our telephone number is (310) 566-7330. We maintain a website at www.bergamocorp.com

         The Company is the result of a merger between Clothing Source of California, Inc., a California corporation ("Clothing Source"), and Bergamo in July of 2002. Clothing Source was an operating company, organized in October 2000 and engaged in the design, manufacture, sale and import of apparel and related items. Bergamo was a "shell" corporation, with no substantial assets. As a result of the merger of Clothing Source into Bergamo, the shareholders of Clothing Source received 80% of the outstanding shares, which resulted in them controlling Bergamo. The officers and directors of Clothing Source became the officers and directors of Bergamo. Accordingly, the combined company has continued the business and management of Clothing Source.

THE OFFERING

         This offering relates to the sale of up to 600,000 shares by Bergamo and up to 510,960 shares by existing stockholders of Bergamo. The selling stockholders consist of persons who acquired stock in Bergamo shortly after its formation in 1997, persons who received stock upon the merger of Bergamo and Clothing Source of California, Inc. in July 2002, and persons who have acquired stock from Bergamo in a private offering. The offering price by the Company is $4.00 per share; selling shareholders may sell at any price, but will generally be subject to prevailing prices in the securities markets.

OUTSTANDING SHARES

         Prior to the offering, there are 2,542,500 shares of Common Stock outstanding. If all 600,000 shares offered by the Company are sold, there will be a total of 3,142,500 shares outstanding.

USE OF PROCEEDS

         Any proceeds we receive from the sale of common stock by us will be used to finance equipment purchases, establishment of a manufacturing facility, and for general working capital purposes. See "Use of Proceeds." We will not receive any of the proceeds from the sale of stock by any of the selling stockholders

RISK FACTORS

         The shares offered involve a high degree of risk and immediate substantial dilution. They should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Plan of Operation" section of this prospectus, as well as with our Financial Statements and the notes.

                                            FOR THE NINE MONTHS     FOR THE YEAR
                                                    ENDED               ENDED
                                                September 30,       December 31,
                                                    2002                2001
                                                 (unaudited)          (audited)

STATEMENT OF OPERATIONS DATA:

Revenues                                          $    -0-           $836,134
Selling, general and administrative expenses        42,575            251,418
Total costs and expenses                            52,100            769,972
Net Income (Loss)                                  (52,100)            66,161

BALANCE SHEET DATA:
                                                 September 30,      December 30,
                                                     2002              2001
                                                  (Unaudited)        (Audited)

Cash                                                $    -0-          $  (7,756)
Due From Factor                                          -0-            242,677
Inventory                                            147,844                -0-
Total Current Assets                                 154,144            234,921
Property and Equipment                                73,843             73,843
Total Assets                                         307,787            321,214
Current Liabilities                                      660                600


Common Stock                                         254,953            254,453
Total stockholders' equity                           307,127            320,614
Total Liabilities and
Stockholders' Equity                                $ 307,787          $ 321,214


                                  RISK FACTORS

         The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. You should carefully consider the following risk factors, as well as all other information in this prospectus.

         Certain important factors may affect our actual results and could cause those results to differ significantly from any forward-looking statements made in this prospectus or otherwise made by us or on our behalf. For this purpose, any statements contained in this prospectus that are not statements of historical fact should be considered to be forward-looking statements. Words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negatives of those words, identify forward-looking statements. These statements appear in a number of places in this prospectus and include statements as to our intent, belief or expectations. These forward-looking statements are subject to the risks detailed below or elsewhere in this prospectus, or detailed from time to time in our filings with the Securities and Exchange Commission.

         Investors should assume that, even if not specifically stated within this document, if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

        WE HAVE A LIMITED HISTORY OF OPERATIONS AND WE HAVE NOT GENERATED
                   REVENUE FROM OPERATIONS IN THE CURRENT YEAR

                  Our business began in October 2000. We have a limited operating history and you will have limited historical information about us on which to base your investment decision. We face the risks and uncertainties of other early-stage companies. Although our predecessor, Clothing Source of California, Inc., generated revenues of $836,134 during 2001, we have generated no revenues during 2002. No assurances can be given that we will be successful in resuming or maintaining profitable operations.

      WE MAY NEED TO RAISE ADDITIONAL FUNDS TO FINANCE CAPITAL EXPENDITURES

         We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing may hinder expansion of our business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

                WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of our key executives and consultants, including Hillard Herzog, our President, and Sohail Parekh, our Secretary and Chief Financial Officer. The loss of the services of Mr. Herzog or Mr. Parekh could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on either Mr. Herzog or Mr. Parekh., although we are exploring the possibility.

                        WE MAY BE UNABLE TO MANAGE GROWTH

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our limited management and financial resources, and on our management, financial, product design, marketing, distribution and other resources, and the Company could experience operating difficulties. To manage growth effectively, we will need to:

         o Enhance our information systems and operations to respond to increased demand and changing trends in the apparel business;

         o        Attract and retain qualified personnel; and

         o Develop, train and manage an increasing number of management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                  WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

         The apparel business is highly competitive and consists of many manufacturers and distributors, none of which accounts for a significant percentage of total sales in the overall market, but many of which are larger and have substantially greater resources than us. We compete with both domestic manufacturers and importers, primarily on an item-by-item basis, with respect to brand name recognition, price, quality and availability. Many of our competitors have significantly greater name recognition and financial and other resources. We cannot assure you that we will succeed in the face of strong competition from other apparel companies.

                  OUR INDUSTRY IS SUBJECT TO PRICING PRESSURES

         Prices in our industry have been declining over the past several years primarily as a result of the trend to move sewing operations offshore and the introduction of new manufacturing technologies. Products sewn offshore cost less to make, primarily because labor costs are lower. Prices have also declined in recent years because of inventory dumping. Some manufacturers have engaged in this practice because they overproduced inventory as a result of excess plant and equipment capacity. To remain competitive, we may need to adjust our prices from time to time in response to these industry-wide pricing pressures. In the future, our financial performance may be negatively affected by these pricing pressures if we are forced to reduce our prices and we cannot reduce our production costs, or our production costs increase and we cannot increase our prices.

      CERTAIN ASPECTS OF OUR INDUSTRY ARE SUBJECT TO GOVERNMENT REGULATION

         We are subject to federal, state and local laws and regulations affecting our business, such as the Occupational Safety and Health Act, the Consumer Product Safety Act, the Flammable Fabrics Act, the Textile Fiber Product Identification Act, and the rules and regulations of the Consumer Products Safety Commission and various environmental laws and regulations. We believe that we are in compliance with all applicable governmental regulations under these statutes. We also believe we are in compliance with all current environmental requirements, and we expect no material environmental expenditures in the foreseeable future.

                         WE RELY ON OUTSIDE CONTRACTORS

         We rely on outside contractors for all our garment production. Our products are currently manufactured by outside contractors to our specifications by both domestic and international manufacturers with whom we generally have no long-term contractual arrangements. If our contractors fail to meet our pricing, product quality and timeliness requirements, sales may be lower than anticipated. The inability of a manufacturer to manufacture and ship our products in a timely manner could result in us missing certain retailing seasons and opportunities with respect to one or more of our products. The inability of a manufacturer to perform according to our specifications and specified quality standards, or a change in manufacturer in mid-production of a product line, could decrease our sales.

              WE ARE SUBJECT TO RISKS RELATED TO FOREIGN OPERATIONS

         Our foreign sourcing operations are subject to various risks of doing business abroad, including indirect vulnerability to currency fluctuations, quotas and, in certain parts of the world, political instability and civil unrest. In particular, East Africa, the location of some of our contract manufacturers, has been the target of recent terrorist activities. Any substantial disruption of its relationships with its foreign suppliers could adversely affect our operations. Some of our imported merchandise is subject to United States Customs duties. In addition, bilateral agreements between the major exporting countries and the United States impose quotas, which limit the amount of certain categories of merchandise that may be imported into the United States. Any material increase in duty levels, material decrease in quota levels or material decrease in available quota allocation could negatively impact our business. We have attempted to minimize the risk in this area by concentrating contract manufacturing companies in countries without significant duties or import quotas.

         Reliance on foreign suppliers also means reliance on shipping to bring the products to U.S. consumer markets. Labor disputes, such as the recent lockout of union workers by port operators along the West Coast, could disrupt the Company's operations by interrupting the flow of goods from our contract manufacturers to our markets.

      WE ARE SUBJECT TO APPAREL INDUSTRY CYCLES AND OTHER ECONOMIC FACTORS

         The apparel industry historically has been subject to substantial cyclical variation, with consumer spending on apparel tending to decline during recessionary periods. A continuing decline in the general economy or uncertainties regarding future economic prospects may affect consumer spending habits, which, in turn, could have a material adverse effect on our operating results. For more than ten years, the apparel market has been marked by deflation and reduced profit margins in certain markets. The consolidation of large retailers has given these retailers leverage to attempt to reduce profit margins to suppliers such us.

                    A WEAK RETAIL ENVIRONMENT COULD AFFECT US

         Various retailers, including some of our customers, have experienced declines in revenue and profits in recent periods and some have been forced to file for bankruptcy protection. Many retailers are now placing smaller orders and ordering closer to need. To the extent that these current market conditions continue, our financial condition and results of operations could be affected.

              WE ARE SUBJECT TO CURRENCY EXCHANGE RATE FLUCTUATIONS

         We generally purchase our products in U.S. dollars. However, we source a significant amount of our products overseas and the cost of these products may be affected by changes in the value of the relevant currencies. Price increases caused by currency exchange rate fluctuations could make our products less competitive or have an adverse effect on our margins.

                         WE DEPEND ON PROPRIETARY RIGHTS

         We use a number of trademarks, one of which we have registered with the United States Patent and Trademark Office, and others that are licensed. We believe such trademarks have significant value and are important to our ability to create and sustain demand for our products. Although we have not been inhibited from selling our products in connection with trademark or trade dress disputes, it is possible that significant obstacles could arise as we expand our product line and geographic scope of our marketing. In markets outside the United States, it may be more difficult for us to establish its proprietary rights and to challenge successfully use of those rights by other parties. Our trademarks or trade dress could violate the proprietary rights of others. From time to time, we may discover products that are counterfeit reproductions of our products or that otherwise infringe upon our proprietary rights. If we are unsuccessful in challenging a party's products on the basis of trademark or trade dress infringement, continued sales of these products by that or any other party could negatively impact our brands.

RISKS RELATED TO THIS OFFERING

                     THERE IS NO PUBLIC MARKET FOR OUR STOCK

         Prior to this offering, there has been no public market for our Common Stock, and we cannot be sure that a public market will develop. Although we plan to take the steps necessary to secure a trading symbol and to have our shares available for trading on the OTC Bulletin Board or the "pink sheets", there can be no assurance that our shares will be eligible, or that a trading market will develop. If no trading market develops, persons acquiring the shares may have difficulty re-selling them

         The offering by the Company is being conducted on a "self-underwritten" basis, with no minimum offering, so all or substantially all of the funds received may go solely towards offering expenses. The offering is being conducted solely by our officers and directors. No professional broker or dealer is involved in the offering of our shares, which substantially increases the risk that we may be unable to sell all or any substantial portion of the shares.

    OUR STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT DIFFICULT FOR
         INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

  WE WILL HAVE BROAD DISCRETION CONCERNING USE OF THE PROCEEDS OF THIS OFFERING

         The maximum net proceeds of the offering to the Company will be approximately $2,375,000, if all the shares are sold. Depending on the amount of proceeds and other factors, our management may change the proposed use of proceeds due to changes in our business and in market conditions. Accordingly, you will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. Because of the number and variability of factors that determine our use of proceeds from this offering, our ultimate use of the proceeds might vary substantially from our currently planned uses. If we do not apply the proceeds effectively, our results of operations could suffer.

         FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK
           PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

         Of the 2,542,500 shares of common stock outstanding as of December 23, 2002, 500,000 shares are freely saleable without restriction, and an additional 510,960 will be registered for resale under this offering. In addition, any of the shares sold by the Company in this offering (up to 600,000) will be available for immediate resale. The remaining shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

     THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN
          THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market some or all of the shares of common stock being registered in this offering. That means that up to 510,960 shares of common stock, the number of shares being registered in this offering for sale by the selling shareholders, may be sold. Such sales may cause our stock price to decline.

                THE PRICE YOU PAY IN THIS OFFERING MAY FLUCTUATE

         The price in this offering by the selling shareholders will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

      CONTROL BY PRINCIPAL SHAREHOLDERS; BENEFITS TO EXISTING SHAREHOLDERS

         Upon completion of the offering, Hillard Herzog, President of the Company, and Sohail Parekh, Secretary and Chief Financial Officer of the Company, will beneficially own approximately 52% of the outstanding Common Stock. As a result, acting together they will be able to control all matters requiring approval by the shareholders of the Company, including the election of directors and the amendment of the Company's Certificate of Incorporation, without the cooperation of other shareholders

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our ability to achieve adequate intellectual property protection for our brands and (f) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operation" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

         The forward-looking statements are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that that there will be no material adverse competitive change in conditions in our business, that tariffs and import quotas applicable to our products will remain stable, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Such factors include, among others, the following:

o        The acceptance of new products in the marketplace
o        The availability of outside contractors at prices favorable to us
o        The ability to source raw materials at prices favorable to us
o        Currency fluctuations (foreign exchange exposure)
o        Changes in business strategy or development plans
o        Availability of qualified personnel
o Changes in political, social and economic conditions and local regulations, particularly in Africa and Asia

         Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company. As each shareholder listed is registering all of the shares held by him or her, it is contemplated that none of them will retain any shares after the offering.

                                                                  Percentage of
                                                                   Outstanding
                                        Shares                        Shares
                                     Beneficially                  Beneficially
Selling                              Owned Before                  Owned Before
Stockholder                          Offering (1)                    Offering
--------------------------------------------------------------------------------
Fatani, M & S                           130,000                         5.1%
Herzog, Roclyn Witz (1)                 114,000                         4.5%
Noormahamed, Mohammed Zahid             96,000                          3.8%
Casati, Romana                          24,000                           .9%
Zinn, David                             10,000                             *
Fatani, Gulam                           10,000                             *
Areallano, Mario                         8,971                             *
Bronco Financial                         7,143                             *
Newport Financial                        6,286                             *
Bhutto, Benazir                          5,000                             *
Khan, Malik                              5,000                             *
Powell, Brandon                          5,000                             *
Denti, Mariantonietta                    4,000                             *
Mondini Silvana                          4,000                             *
Hein, Marcia                             3,000                             *
Allen, Ailbe                             2,500                             *
Muzzafar, Owais                          2,500                             *
Mondini, Livio                           2,000                             *
Viliante, Piergiorgio                    2,000                             *
Spooner, W.H.                            2,000                             *
Noormohamed, Mohammed Zahid              2,000                             *
Handle, Douglas                          2,000                             *
Zuberi, Sarfaraz                         2,000                             *
Bush, Robert L.                          2,000                             *
Cooper, Gay                              2,000                             *
Choa, B.                                 2,000                             *
Fatani, Mohammed Amin                    2,000                             *
Spooner, W.G                             1,600                             *
Allen, Ailbe                             1,500                             *
Allen, Brendan                           1,500                             *
Allen, Brendan D.                        1,500                             *
Allen, Eileen                            1,500                             *
Allen, Fiona                             1,500                             *
Allen, Irene                             1,500                             *
Allen, Kathryn                           1,500                             *
Allen, Margaret                          1,500                             *
Allen, Mary                              1,500                             *
Allen, Patricia                          1,500                             *
Comerford, Siobhan                       1,500                             *
Cullen, Geraldine                        1,500                             *
Denny, Deirdre                           1,500                             *
Kenny, Carmel                            1,500                             *
O'Sullivan, Maria                        1,500                             *
Calvi, Silvio                            1,000                             *
Mondini, Giorgio                         1,000                             *
Boni, Marco                              1,000                             *

                                                                  Percentage of
                                                                   Outstanding
                                        Shares                        Shares
                                     Beneficially                  Beneficially
Selling                              Owned Before                  Owned Before
Stockholder                          Offering (1)                    Offering
--------------------------------------------------------------------------------

Emmanuele, Giovanna                      1,000                             *
Galati, Roberto                          1,000                             *
Gamba, Tiziano                           1,000                             *
Santinelli, Maria                        1,000                             *
Valbonesi, Luigi                         1,000                             *
Mala, Mustafa                            1,000                             *
Amir, Syed                               1,000                             *
McDermott, Kevin                         1,000                             *
Durrani, Arshad                          1,000                             *
Khan, Arif                               1,000                             *
Lipson, Mel                               800                              *
Vogeller Family Trust                     800                              *
Wedda, Henry                              800                              *
Vakil, Imran                              800                              *
Knobler, MK                               800                              *
Pallais, Scott & Martha                   800                              *
Hussain, Sajjad                           800                              *
Sher, Howard                              620                              *
Hussain, Sajjad                           500                              *
Ahmed, Saleem                             500                              *
Alzate, Nazarena                          500                              *
Belometti, Arnaldo                        500                              *
Coggi, Andrea                             500                              *
Cormio, Angelo                            500                              *
Gambirasio, Davide                        500                              *
Garlaschi, Claudio                        500                              *
Giassi, Vladimiro                         500                              *
Della Mea, Ines                           500                              *
Moroni, Silvia                            500                              *
Poma, Dario                               500                              *
Santinelli, Paolo                         500                              *
Zaltieri, Fabio                           500                              *
Richert, Rita M.                          400                              *
Heiman, Jerry                             400                              *
Mithawala, Lubina                         400                              *
Mithawala, Hijra                          400                              *
Siddiqi, Sarwar                           400                              *
Yadhathi, Murli                           400                              *
Hustick, J.                               400                              *
Fareed, Khalid                            200                              *
Alam, Farhan                              200                              *
Roy Persons Parson Family Trust           20                               *
Bradt, M.L.                               20                               *

                                       510,960
                                       =======


--------------------------
* Less than  1/2 of 1%

(1) Roclyn Witz Herzog is the spouse of Hillard Herzog, President of the
Company.
(2) Assumes the sale of all shares offered by the Selling Stockholders.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling shareholders.

         The net cash proceeds from the sale of 600,000 shares by the Company will be approximately $2,375,000, if all the shares are sold. However, there is no minimum amount which must be sold, and none of the proceeds will be placed into escrow. We intend to use these proceeds for the establishment of a leased manufacturing facility in the United States, principally the purchase of knitting, cutting, dyeing and sewing equipment and machinery. To the extent that proceeds are insufficient to purchase such equipment, the Company plans to lease it. Pending utilization of all of the proceeds from this offering, we will invest the proceeds in interest-bearing savings accounts, certificates of deposit or United States government obligations.

                         DETERMINATION OF OFFERING PRICE

         The offering price by the Company has been determined arbitrarily by the Company, and has no relationship to the Company's earnings or financial results. No exchange or over-the-counter market exists for our common stock. The offering price was arbitrarily established by management and does not reflect market value, assets or any established criteria of valuation. No investment banker, appraiser or other third party was involved in establishing the offering price. The offering price for sales by the selling shareholders will be determined by the trading market.

                                 DIVIDEND POLICY

         We intend to commence payment of dividends on our Common Stock at such time as we have sufficient available cash flow. However, due to our capital needs and the unpredictability of our financial results, it may be an extended period of time before we are able to pay dividends, if at all.

                                    DILUTION

         The net tangible book value of Bergamo as of September 30, 2002 was $307,127 or $.12 per share of common stock. Net tangible book value is determined by dividing the tangible book value of Bergamo (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

         If we assume that Bergamo issues 600,000 shares of common stock at an offering price of $4.00 per share, less $25,000 of offering expenses, our net tangible book value as of September 30, 2002 would have been $2,682,127, or $0.87 per share. This represents an immediate increase in net tangible book value to existing shareholders of $.75 per share and an immediate dilution to new shareholders of $3.13 per share.

Assumed public offering price per share                              $ 4.00
Net tangible book value per share before this offering               $  .12
Increase attributable to new investors      , per share              $ 3.96
Net tangible book value per share after this offering                $  .87

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by them may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock is quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act.

         The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Bergamo while such selling shareholders are distributing shares covered by this prospectus.

         The sale of shares by the Company will be made directly by officers and directors of the Company, who will not be separately compensated for such efforts.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF BERGAMO AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

         GENERAL. It can be expected that future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, many of which the Company cannot control.

         We have formulated our business plans and strategies based on certain assumptions of our management regarding the size of the market for the apparel products we offer and the estimated prices for and acceptance of our products. Although these plans and assumptions are based on the best estimates of management, there can be no assurance that these assessments will prove to be correct. No independent marketing studies have been conducted on behalf of or otherwise obtained by us, nor are any such studies planned. Any future success that we might enjoy will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time. These factors may include changes in consumer tastes and preferences, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including cost of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

         The Company was originally formed in April 1997, for the purpose of seeking acquisitions. In July 2002, the Company acquired Clothing Source of California, Inc. a California corporation engaged in the manufacture of licensed labeled garments. Under the terms of the Agreement and Plan of Merger, the Company issued 2,000,000 shares of Common Stock to the shareholders of Clothing Source, so that after the merger the former shareholders of Clothing Source hold 80% of the outstanding shares of the combined entity. Each shareholder of Clothing Source received .2 shares of Common Stock of the Company for each share of Common Stock of Clothing Source held by him.

         We are continuing the business of Clothing Source, the design, manufacture and wholesale distribution of licensed, labeled garments for adults and children, to be sold through national retail chains. We have entered into license agreements with certain nonprofit and/or charitable organizations, as well as more conventional licensors, permitting us to display their proprietary logos, labels and marks on the garments. In the case of garments utilizing logos or labels licensed from nonprofit or charitable organizations, a portion of the sales price is typically donated to the licensing organization.

         While most of our garments are to be imported from contract manufacturers in Asia and Africa, we plan to establish a domestic production facility to house the entire process, including design, manufacture and distribution, in a single location in the United States. Development of such a facility will require significant financing, and we have no commitments for such financing at present.

         The Company generated no revenues during the nine months ended September 30, 2002, as it had largely suspended operations pending the merger with Clothing Source of California, Inc. Revenues of Clothing Source for the twelve months ended December 31, 2001 were $836,134. Selling, general and administrative expenses for the nine months ended September 30, 2002 were $42,575, compared with $251,418, reflecting the reduced level of operations. Due to the lack of revenues for the period of nine months ended September 30, 2002, the Company sustained a loss of $52,100, compared to a net profit of $66,161 for the year ended December 31, 2001.

         LIQUIDITY AND CAPITAL RESOURCES.

         Our liquidity requirements arise from the funding of working capital needs, primarily inventory and accounts receivable. At September 30, 2002, we had no cash or cash equivalents. The Company intends to fund its working capital requirements principally through the operation of a Factoring Agreement with GE Capital Commercial Services, in which GE Capital agrees to purchase the Company's accounts receivable, for a commission of .9% of each account.

          The Factoring Agreement provides for a first priority lien on all accounts receivable, machinery, equipment, trademarks, intangibles and inventory. The Factoring Agreement contains numerous financial and operational conditions.

          We anticipate that additional capital will be required to finance our capital equipment requirements if we commence direct manufacturing of apparel products. We believe that anticipated proceeds from sales of securities and other financing activities will be sufficient to fund these capital requirements, and that anticipated cash flow from operations (including the Factoring Agreement with GE Capital) will be sufficient to finance our operations. However, except for the Factoring Agreement, we have no formal commitments for financing, and there can be no assurance that such financing will be available or that we will not encounter unforeseen difficulties that may deplete our capital resources more rapidly than anticipated..

         It can be expected that the future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a developmental business enterprise, many of which the Company cannot control.

                             DESCRIPTION OF BUSINESS

INTRODUCTION

         We design, produce and distribute clothing and related products for active minded people. Our primary focus is apparel for men, women, youth, and toddlers under the JAYRE, Save the Children, and D.A.R.E. America labels. We also manufacture products, through a private label program, and imports finished garments manufactured to our specifications from several foreign countries.. Retail customers include specialty retailers, such as Charming Shoppes, Dunlaps, Bealls, Boscovs and Mandy Shops, department stores such as Kohl's, Dillard's, Federated Stores, and Robinson's/May, and discount channels such as Newton buying group (MarMax), Costco, Dollar General, Mervyns, Kohl's, Ross Stores, Target, and Wal-Mart. We sell garments to these and other retailers through our own officers and through independent sales representatives. We aim to provide fashionable clothing to the popularly priced market segment that generally retails between $10 and $60 per item. We compete primarily on the basis of price, quality, the desirability of our fabrics, and the reliability of its delivery and service.

         We generate sales exclusively in the United States and pay royalties to various licensors, whose trademarks, logos and symbols are licensed to us. Our account base varies according to the brand and demographic group being served. While the majority of our products are imported from Africa and Asia, some are manufactured in the United States. We also plan to manufacture our products and expand production in the United States in the near future. See "Use of Proceeds".

MANUFACTURING AND SUPPLY; PRODUCTION AND RAW MATERIAL

         Our products are manufactured by independent contractors from raw material provided by the Company, while the remainder is imported as finished goods. We manufacture our products in East Africa, Asia and the United States.

         Historically, the Company has provided patterns and designs to independent contractors to begin the production process. After the fabric is cut, it passes through various processes which may include sewing, washing, dyeing, embroidering and silk screening. These processes occur in different orders based on the design and style of the product. Our quality control inspectors and production managers monitor the sizing and quality of the goods from the initial receiving of raw materials through the various processing stage until the completed garment is delivered to distribution centers. In general, no long-term contractual agreements exist between the Company and its independent manufacturing contractors.

         Good are generally manufactured and processed on an order-by-order basis. We believe that numerous qualified contractors and finished goods suppliers are available to provide additional capacity on an as-needed basis, and that we enjoys favorable ongoing relationship with these contractors and suppliers.

         We believe that we have established solid working relationships over many years with vendors that we believe are financially stable and reputable. As we have grown, we believe that appropriate planning has been performed to ensure that current suppliers can provide increased levels of raw material as required by production demands. In addition, alternate and/or backup suppliers are researched, tested, and added as needed. To date, the Company has not experienced, nor does it anticipate, any significant difficulties in satisfying its raw material requirements. However, in the event of any unanticipated substantial disruption of the Company's relationship with its key existing raw material suppliers, there could be a short-term adverse effect on the Company's operations.

         We attempt to optimize inventory of its finished products to meet sales commitments and anticipated orders and reorders on a seasonal basis.

         Sleepwear garments are produced in a variety of fabrics and styles, including robes, pajamas, nightshirts and nightgowns, which are sold under the our own labels and retailers' private labels. The Company develops merchandise lines for production and importation in two principal ways:

         (l) Private Label - the Company works with major retailers in developing product lines which the Company then has manufactured and imported and which are generally sold under these retailers' private labels

         (2) Company Brand - the Company develops its own lines of clothing styles which are shown to retailers by independent sales representatives. Styles developed by the Company are sold under both Company trademarks and private retailer labels.

         For private label sales, our sales personnel meet with buyers representing retailers who custom order products by style, fabric, and color. These buyers may provide samples or may select styles already available. The Company has an established reputation for its ability to arrange for foreign manufacture on a reliable, expeditious and cost-effective basis.

         The great majority of the garments we sell are manufactured abroad. Contracting with foreign manufacturers enables the Company to take advantage of prevailing lower labor rates, with the consequent ability to produce a quality garment that can be retailed in the popular, value and moderate price ranges. The Company arranges for the production of garments with suppliers on a purchase order basis, with each order generally backed by an irrevocable letter of credit. The Company generally does not have any long-term contractual arrangements with manufacturers. This provides the Company with flexibility regarding the selection of manufacturers for future production of goods. The Company believes that it could replace the loss of any particular manufacturer in any country within a reasonable time period. However, in the event of the loss of a major manufacturer the Company could experience a temporary interruption in supply.

         As a result of import restrictions on certain garments imposed by bilateral trade agreements between the United States and certain foreign countries, the Company has sought diversity in the number of countries in which it has manufacturing arrangements. The percentage of total purchases from particular countries varies from period to period based upon quota availability and price considerations. The Company has arranged, and will continue to arrange, for production in the United States when economically feasible to meet special needs. At present, because of favorable labor costs and lack of import duties, the Company is focusing its contract manufacturing on countries in East Africa, particularly Kenya and Tanzania

         In some cases, the manufacturer or agent with whom the Company contracts for production may subcontract work. Most of the countries have numerous suppliers that have the technical capability to manufacture garments of the type sold by the Company. The availability of alternate sources tends to offset the risk associated with the loss of a major manufacturer.

         We believe that the production capacity of foreign manufacturers with which we have developed, or are developing, a relationship is adequate to meet our production requirements for the foreseeable future. However, because of existing and potential import restrictions, economic conditions, and labor conditions, we continue to attempt to diversify its sources of supply.

         Purchases from foreign suppliers are effected through individual purchase orders specifying the price and quantity of the items to be produced. Generally, the Company does not have long-term, formal arrangements with the suppliers which manufacture its products. The Company continually seeks additional suppliers throughout the world for its sourcing needs.

         Our representatives or agents regularly visit manufacturers to inspect garments and monitor production facilities in order to assure timely delivery, maintain quality control and issue inspection certificates. Furthermore, through these representatives and independent inspectors from customers, the Company attempts to ensure that the factories the Company uses for production adhere to policies consistent with prevailing labor laws. A sample of garments from a percentage of each production run is inspected before each shipment. Letters of credit arranged by the Company generally require, as a condition to the release of funds to the supplier, that a representative of the Company sign an inspection certificate.

         In November of 2001 we entered into an Apparel Purchase Agreement with Roochi Traders, Inc., a Los Angeles-based apparel distributor, under which Roochi has agreed to purchase garments from us for a purchase price of approximately $850,000, the purchase price to be paid by letters of credit. The garments are being manufactured in Africa by contract manufacturers selected by the Company.

PRODUCT AND BRANDS; LICENSING ARRANGEMENTS

         The Company's domestic business began by the manufacture and sale of "JAYRE" branded garments in the United State in 2000. The Company owns the "JAYRE" trademark. Since that time, the Company's product lines have expanded and the Company has added other brands to its portfolio to address a wide variety of consumers.

         The Company's product lines includes t-shirts, knits, wovens, fleece, pants, nightshirts, pajamas, lingerie, towels, and socks. Bergamo has also expanded demographically and currently targets both sexes and all age groups.

         A woman's clothing line utilizing the "Save the Children" logo and brand was introduced in 2001, and includes a full range of active wear, sleepwear, loungewear, and lingerie for women and young women. In 2002, the "Save the Children" line was expanded into the boy's category "Save the Children" is an international human rights and relief organization that attempts to create opportunities for the world's children to live safe, healthy, and fulfilling lives. The Company is the exclusive U.S. licensee for this chain of distribution, and pays Save the Children a royalty based on goods sold. We entered into a sublicense agreement with a licensee of "Save the Children" in 2001. This agreement requires the company to pay royalties of 8% of sales, with minimum royalties of $25,000 per year.

         In late 2002 we added the "D.A.R.E. America" product line, which includes t-shirts, fleece wear, socks, towels and other apparel items through various retail channels. The line is primarily targeted towards men, women, boys, girls, and toddlers. The Company and D.A.R.E. America entered into an agreement in September 2002 that requires, among other things, the Company to pay a fee of approximately $500,000 per year for advertising and promotion, in addition to royalties from sale.

         D.A.R.E. (Drug Abuse Resistance Education) is a program, operated principally in connection with local police agencies, that encourages children to avoid involvement in drugs, gangs, and violence. D.A.R.E. was founded in 1983 in Los Angeles and has been implemented in nearly 80 percent of the nation's school districts and in more than 54 countries around the world. D.A.R.E. is a police officer-led series of classroom lessons that teaches children from kindergarten through 12th grade how to resist peer pressure and live productive drug and violence-free lives.

         The Company has rights to distribute products with the "Save the Children" and "D.A.R.E." intellectual properties in retail channels in the United States only. The Company has developed its other labels internally. The Company believes that trademark protection of labels and logos is an important component of its business.

REGULATORY MATTERS; IMPORT RESTRICTIONS AND TARIFFS

         The Agreement on Textile and Clothing (the "ATC"), provides the basic guidelines for administering import quotas and related matters. Although the Company has concentrated on importing goods from countries not subject to tariffs, the ATC would apply to goods imported from most countries. The ATC contains three provisions that could affect the Company's business to varying degrees in the future. First, the ATC requires that import quotas be phased out in four stages over a ten-year period. Second, over the first six years, import tariffs will be reduced from an average of 19% to 17.5%. Finally, new rules of origin took effect whereby the country in which the garment is assembled is deemed the country of origin instead of the country in which the fabric is cut.

         We closely monitor the status of applicable import quotas and the extent to which they are being filled. The Company bases its production decisions, in part, on whether a particular supplier country has entered into an agreement with the United States restricting trade in certain garments and, if so, the extent to which the applicable quota imposed for a particular year is expected to be filled by a scheduled shipment date. In some cases, the Company has responded to the anticipated exhaustion of a particular quota by having goods manufactured and shipped prior to the receipt of purchase orders or well in advance of scheduled delivery dates in order to be assured that garments will be imported into the United States before the applicable quota is filled. In these instances, the Company is required to hold garments in inventory, sometimes for several months, before shipment to customers. This can occur, normally, toward the end of a calendar year.

         Import restrictions have, in some cases, increased the cost of finished goods to the Company as a result of increased competition for a restricted supply of goods. The Company's future results may also be affected by additional bilateral or unilateral trade restrictions, a significant change in existing quotas, political instability resulting in the disruption of trade from exporting countries, or the imposition of additional duties, taxes and other charges on imports.

         We import finished goods to our domestic operations under trade agreements between the United State and a number of foreign countries, including Tanzania, Kenya, and Pakistan. These agreements impose quotas on the amount and type of textile and apparel products that can be imported into the United States from the affected countries. The Company does not anticipate that these restrictions will materially or adversely affect its operations since it would be able to meet its needs domestically or from countries not affected by the restriction on an annual basis. There are currently no import duties or quota requirements from Tanzania and Kenya.

         Because of import restrictions and quotas, embargos, and political instability in some countries of origin, the Company may be unable, from time to time, to import certain types of garments. Because of the Company's dependence on foreign suppliers, a significant tightening or utilization of import quotas for the types of garments imported by the Company, applicable to a substantial number of countries from which the Company imports, could force the Company to seek other sources of supply and to take other actions which could increase costs of production. This could also cause delays in production and result in cancellation of orders. Any of these factors could result in an adverse financial impact on the Company.

         We believe we have the ability to locate, establish relationships with and develop manufacturing sources in countries where the Company has not previously operated. Whenever possible, the Company moves production to countries in which applicable quotas remain unfilled or to countries in which no quotas are imposed. The Company may also shift production to non-quota garments if a market for such garments exists. The time required to commence contract production in supplier countries ranges from several weeks in the case of a country with a relatively well developed garment manufacturing industry to four months or more for a country in which there are less developed capabilities. The cost to the Company of arranging for production in a country generally involves management time and associated travel expenses.

         Import restrictions have, in some cases, increased the cost of finished goods to the Company as a result of increased competition for a restricted supply of goods. The Company's future results may also be affected by additional bilateral or unilateral trade restrictions, a significant change in existing quotas, political instability resulting in the disruption of trade from exporting countries, or the imposition of additional duties, taxes and other charges on imports.

MARKETING AND SALES

         Our policy is to sell to retailers who provide an outstanding in-store experience for their customers and who merchandise our products in a manner consistent with the Company's image and the quality of its products. The customer base includes department stores, national and regional retail chains, discount store and specialty stores. The Company's account base is different depending on the brand and demographic group. Our products are sold to customers that have approximately 7,000 store locations combined. The JAYRE brand accounted for approximately 85% of consolidated net sales during fiscal 2001.

         Sales of the Company's products are made by directly by Company officers and by independent sales representatives in the United States. Sales representatives are generally compensated on a commission basis.

         At present, most garments are shipped by suppliers in bulk form to the Company's contract warehouse facility in Los Angeles, where they are sorted, stored and packed for distribution to customers. From time to time, the Company may rent additional short-term warehouse space as needed to accommodate its requirements during peak shipping periods. In addition, to facilitate shipping to customers, some of its overseas suppliers perform sorting, price ticketing, hanging, and packing functions.

PROMOTION AND ADVERTISING

         The Company's history is in the sprit of a casual lifestyle and positive association and it has developed brands that represent our heritage. The Company's strategy is to continue to promote its branding concepts with the skill and resources of its licensors. Simultaneously, we will promote the transition of these labels into the mainstream retail marketplace. The Company believes the "D.A.R.E.", "Save the Children", and "JAYRE" image, innovation and reputation for quality and style have facilitated, and will continue to facilitate, the introduction and acceptance of new products.

         The Company is a proxy for the three-decade history of founders, who are known in the garment business for their core marketing, operational and financial success. As such, the exiting relationship between the founders and retail buyers have greatly facilitated the promotion of the company's licensed products into the mainstream marketplace. The Company believes that continued product diversification, development of other labels and strong core distribution allow the Company to reach other markets beyond its roots. The Company currently reaches into the toddler, youth, and adult markets. These markets include males and females, young people (4 - 20 years of age) and older people (20 - 40 years of age).

         Our licensors advertise in core magazines such as "Seventeen." In addition to print media, D.A.R.E. has a national program in every elementary school promoting drug education reaching 36 million children and adults per year. "Save the Children" works with 50 corporate partners such as Microsoft, American Express, and Pepsi Cola across the county resulting in over 100 million annual gross impressions.

COMPETITION

         The apparel business is highly competitive and consists of many manufacturers and distributors, none of which accounts for a significant percentage of total sales in the overall market, but many of which are larger and have substantially greater resources than the Company. The Company competes with both domestic manufacturers and importers, primarily on an item-by-item basis, with respect to brand name recognition, price, quality and availability. The Company competes with a number of companies which import clothing from abroad for wholesale distribution, with domestic retailers having established foreign manufacturing capabilities and with domestically produced goods. Management believes that the Company competes upon the basis of price, quality, the desirability of its fabrics and styles, and the reliability of its service and delivery. In addition, the Company has developed long-term working relationships with manufacturers and agents, which provide the Company with reliable sources of supply.

         Our ability to evaluate and respond to changing consumer demands and tastes is critical to our success. We believe that consumer acceptance depends on product, image, design, fir and quality. Consequently, we have developed an experienced team of designers, artists, merchandisers, pattern makers, and cutting and sewing contractors that has helped the Company remain in the forefront of design in the areas in which we compete. The Company believes, however, that its continued success will depend on its ability to promote its image and to design products acceptable to the marketplace.

EMPLOYEES

         As of December 2002, we employed two persons. All other functional areas are contracted, including operations, sales and marketing, and financial services. We may also employ temporary personnel on a seasonal basis. None of the employees is represented by a union. The Company considers its working relationships with its employees to be good and has never experienced an interruption of its operations due to any kind of labor dispute. The Company contracts with an unrelated entity to provide warehouse services.

PROPERTIES

         Our executive offices and merchandising and design offices are located in Los Angeles, California. We also contract for the use of public warehousing to package and ship our goods. The aggregate monthly rental payment for rented facilities is approximately $3,000. The Company believes that its present facilities will be adequate for its immediately foreseeable business needs.

         Depending in part on the success of this offering, we also plan to manufacture a portion of our production in the United States. We intend to lease a large manufacturing facility, probably in Santa Ana, California. The primary purpose of this facility is to fill supply gaps created by overseas shipment of products from Africa and Asia, and to create products bearing the "Made in the USA" label.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and key employees are as follows:

         Name                       Age        Positions
         ----                       ---        ---------

         Hillard Herzog             74         President and a director

         Sohail Parekh              37         Secretary, Chief Financial
                                               Officer and a director

         Mr. Herzog is a founder of Clothing Source of California, Inc. and was its President until its merger into Bergamo Acquisition Corp. Prior to that time he was a founder and President of Jayre of California, Inc., a manufacturer of clothing and accessories. Before that, he was President of N.C.C. Industries, Inc., an American Stock Exchange listed firm that manufactured lingerie, bras and foundation garments. Mr. Herzog has also held executive positions with Cluett Peabody and Van Raalte Company, Inc.

         Mr. Parekh is a founder of Clothing Source of California, Inc. and was its Vice President/Chief Financial Officer until its merger into Bergamo Acquisition Corp. For over twenty years prior to that time he was employed by Corona International, a Pakistan-based fabric manufacturer, in various capacities, and established manufacturing facilities for Corona in Pakistan and the United States.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning compensation paid to our officers and directors (by our predecessor, Clothing Source of California, Inc.) during 2001. The Company has no stock option, stock appreciation rights, or similar equity-based compensation programs.


Name              Year     Annual           Annual            LT
And Post                   Comp             Comp     Annual   Comp     LT                   All
                           Salary           Bonuses  Comp     Rest     Comp     LTIP        Other
                                            ($)      Other    Stock    Options  Payouts     (1)

Hillard Herzog,   2001      $36,000         -0-      -0-      -0-      -0-      -0-         -0-
President

Sohail Parekh,    2001      $34,000         -0-      -0-      -0-      -0-      -0-         -0-
Vice-President

                                       24

         Commencing in July, 2002, Mr. Herzog and Mr. Parekh are each employed at the rate of $7,200 per month, but all such salary has been deferred.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth ownership information as of December 1, 2002 with respect to all officers and directors and promoters, and each shareholder who beneficially owns more than 5% of the outstanding shares:

Name and Address                    No. of Shares                     Percentage
----------------                    -------------                     ----------

Hillard Herzog                          806,770 (1)                    32.2%
13101 Washington Blvd., Suite 122
Los Angeles, California 90066

Sohail Parekh                           806,770                        32.2%
13101 Washington Blvd., Suite 122
Los Angeles, California 90066

Suzanne Kerr                            139,000                         5.5%
2600 Michelson Drive
Suite 490, Irvine, CA 92612

Danilo Cacciamatta                      139,000                         5.5%
2600 Michelson Drive
Suite 490, Irvine, CA 92612

Templemore Partners                     139,000                         5.5%
2600 Michelson Drive
Suite 490, Irvine, CA 92612

All Directors and Officers            1,613,540                        64.54%
as a Group (3 Persons)

--------------------
(1) Does not include 114,000 shares owned by Roclyn Witz Herzog, spouse of Mr. Herzog

         Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof. upon the exercise of warrants or options or the conversion of convertible securities.

                               SHAREHOLDER MATTERS

         Our Common Stock is not traded in any public market. We plan to take such actions as may be necessarily for the Common Stock to be listed on the OTC Bulletin Board or the "pink sheets" at such time as our Registration Statement is declared effective by the Securities and Exchange Commission.

         There were approximately 83 holders of record of the Company's common stock as of December 1, 2002.

         The Company has never declared or paid any cash dividend on its shares of common stock, although it plans to commence payment of dividends at such time as cash flow permits.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our Articles of Incorporation authorize the issuance of 20,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock. Of this amount, 2,500,000 shares of Common Stock are currently issued and outstanding. No shares of Preferred Stock are outstanding. The following description is a summary of the capital stock of Bergamo and contains the material terms of the capital stock. Additional information can be found in our Articles of Incorporation and Bylaws.

         Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

                                     EXPERTS

         The financial statements of Clothing Source of California, Inc., the predecessor of Bergamo, appearing herein have been so incorporated in reliance upon the report of Henry Schiffer, Certified Public Accountant, independent certified public accountant, given upon his authority as an expert in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Haddan & Zepfel LLP, Newport Beach, California.

                              AVAILABLE INFORMATION

         We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Bergamo Acquisition Corp. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Bergamo Acquisition Corp., 13101 Washington Blvd., Suite 122, Los Angeles, California 90066. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                        REPORT OF INDEPENDENT ACCOUNTANT

To the Board of Directors and Stockholders of CLOTHING SOURCE OF CALIFORNIA,
INC.

I have audited the accompanying balance sheets of Clothing Source of California, Inc. at December 31, 2001, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clothing Source of California, Inc. at December 31, 2001 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Henry Schiffer, CPA
AN ACCOUNTANCY CORPORATION
Beverly Hills, California
August 8, 2002


                               BERGAMO ACQUISITION CORP. CONSOLIDATED
                                            Balance Sheet

                                                                                 December 31,
                                                              Sept. 30, 2002         2001
                                                              --------------    --------------
                                                                                  (audited)
                         ASSETS
Current Assets
                     Advances                                    $  6,300          $      0
                     Inventory                                    147,844                 0
                     Accounts Receivable-Factor                         0           242,677
                     Checking/Savings                                   0            (7,756)
                                                                 ---------         ---------
Total Current Assets                                              154,144           234,921

Fixed Assets
    Machinery & Equipment-Gross                                    73,843            73,843
                                                                 ---------         ---------
                     not in use-no depreciation
Total Fixed Assets                                                 73,843            73,843

Other Assets
    License Fees & Organization Costs net                          78,550            11,200
                     of amortization of $10,450
    Security Deposit                                                1,250             1,250
                                                                 ---------         ---------
Total Other Assets                                                 79,800            12,450
                                                                 ---------         ---------
                         TOTAL ASSETS                            $307,787          $321,214
                                                                 =========         =========

                         LIABILITIES & STOCKHOLDER'S EQUITY

    Current Liabilities
                         Accrued Expenses                        $    660          $    600
                                                                 ---------         ---------
    Total Current Liabilities                                         660               600
                                                                 ---------         ---------
Total Liabilities                                                     660               600

Stockholders Equity

    Paid in Capital                                                78,780           252,453
    20,000,000 Common Stock, authorized
    10,000,000 Preferred Stock authorized
    2,000,000 Shares Common Stock at 12/31/01                                         2,000
    2,500,000 Common Stock issued at 09/30/02                     254,953
    Income (deficit) accumulated                                  (26,606)           66,162
                                                                 ---------         ---------
                         Total Stockholders' Equity               307,127           320,615
                                                                 ---------         ---------
                         TOTAL LIABILITIES & STOCKHOLDERS'
                         EQUITY                                  $307,787          $321,214
                                                                 =========         =========


                             See accompanying notes

                     BERGAMO ACQUISITION CORP CONSOLIDATED.
                       Statement of Income and Operations
                                    Unaudited
                                  Sept 30, 2002

                                                   FOR THE NINE MONTHS ENDED
                                                September 2002   September 2001
                                                --------------   --------------
Revenues                                            $      0        $     0
                                                    ---------       --------

Cost and expenses:
    Cost of revenues                                   3,275              0
    Selling, general and administration               42,575          1,365
    Depreciation and amortization expenses             6,250              0
                                                    ---------       --------

Total costs and expenses                            $ 52,100        $ 1,365
                                                    ---------       --------

Income or (Loss) from operations                    $(52,100)       $(1,365)
                                                    =========       ========

                             See accompanying notes

                     BERGAMO ACQUISITION CORP. CONSOLIDATED
                            Statement of Cash Flows

                                                          NINE MONTHS ENDED
                                                             September 30,

                                                         2002          2001
                                                       ---------     ---------
          CASH FLOW FROM OPERATING ACTIVITIES
              Net Income(Loss)                          (52,100)       (1,365)
              Adjustments to reconcile Net Income
              to net cash provided by operations:
                  Due From Factor                       115,534
                  Advances                               (6,300)
                  Accrued Expenses                       (6,771)            0
                                                       ---------     ---------
          Net cash provided by Operating Activities    $ 50,363      $ (1,365)

          CASH FLOWS FROM INVESTING ACTIVITIES
              DARE License fee                          (50,000)
              SAVE THE CHILDREN License fee             (25,000)
              Organization Costs:Accum Amortization       6,250
                                                       ---------     ---------
          Net cash provided by Investing Activities     (68,750)            0

          CASH FLOWS FROM FINANCING ACTIVITIES
                                                       ---------     ---------
          Paid in Capital                                16,175          1365
                                                       ---------     ---------
      Net cash increase for period                       (2,212)            0
                                                       ---------     ---------

                                                       ---------     ---------
Cash at beginning of period                              (2,212)     $      0
                                                       =========     =========
Cash at end of period                                  $      0      $      0
                                                       =========     =========

                             See accompanying notes

                     BERGAMO ACQUISITION CORP. CONSOLIDATED
                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2002

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     (a)  General

         Bergamo Acquisition Corp.'s business plan is to attempt to build a domestic manufacturing business based on its President's 30 year reputation in the clothing industry and recent contacts. The Company has currently been importing goods made for it in Japan, Korea, Hong Kong, China, Cambodia, Malaysia, Pakistan, Dubai, Kenya, Tanzania and the United States.

     (b)  Basis of Presentation

         The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for financial information.

         Accordingly, they do include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. The accompanying financial statements reflect all adjustments which are, in the opinion of management, considered necessary for a fair presentation of the results for the periods presented.

     (c)  Per Share Information

         Per share information is determined using the weighted average number of shares outstanding.

     (d)  Furniture and Equipment

         Furniture and equipment is carried at cost, no depreciation was taken on the production machinery and equipment needed to manufacture locally for 2001 as it was in storage and not in use. The Company will use, when the machinery is functioning, straight-line methods over estimated useful lives of the assets ranging from five to seven years.

     (e)  Revenue and Expense Recognition

         As of December 31, 2001, the Company had all of its sales factored to Transfac, all receivables are thru the factor. The Company intends to recognize revenues from sales as soon as a product is shipped and the invoice sent to the factor. Currently, there are no receivables with the factor as there have not been any sales to date.

     (f)  Concentrations

         Financial instruments that potentially subject the company to concentrations of credit risk consist of large sales to computerized discount chains, consolidated stores and specialty retailers. At December 31, 2001 the Company had two trade receivables.(These receivable were paid off by March 31, 2002.)

     (g)  Cash Equivalents

         The Company has no short-term investments in securities that mature in 90 days or less. Also, the there no long term liabilities.

     (h)  Allowance for Doubtful Accounts

         Based on collection experience of the Company, no allowance for doubtful accounts has been provided. Historically the Company has never had any material amounts of uncollectible accounts. All of the receivables posted at December 31, 2001 were paid off by March 31, 2002.

     (i) Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (j)  Geographic Area of Operations

         The Company operates its business principally in California, but expects to expand with its new lines of products coming from its new Licenses for SAVE THE CHILDREN and DARE, allowing the Company to use their logos on the Company's clothing products. The potential for severe financial impact can result from negative effects of economic conditions within the markets or geographic areas. Since the Company's business is principally in one area, this concentration of operations results in an associated risk and uncertainty.

Note 2 -  Basis of Presentation - Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. The Company continues to operate selling, importing, and distributing using its various licenses and trade name labels in a profitable manner as it did throughout 2001.

Note 3 - Common Stock

The Company has authorized 20,000,000 of Common Stock and 10,000,000 of Preferred Stock. 2,500,000 shares of common stock had been issued at the end of September, 2002.

Note 4 - Notes Payable

There are no notes or loans that helped finance this last year of operations.

Note 5 - Leases

Effective October 1, 2001 the Company entered into a lease agreement for office facilities in Los Angeles, CA. The Company is currently using this office facility. The lease is month-to-month at $1500 a month. No other lease commitments have been made.

Note 8 -  Company Officers

HILLARD HERZOG is President and CEO:
He has a broad depth of over 30 years experience, including the leadership of several New York Stock Exchange clothing firms serving the needs of top-level retailers throughout the industry. In addition, he has acted to build from inception several major vertically integrated firms similar to the proposed expansion of this Company, utilizing the Jayre of California brand

SOHAIL PAREKH is Vice President, Secretary, Treasurer:
He is a third generation clothing executive from Pakistan with over 15 years experience. He worked in all aspects of Corona International in Pakistan which manufactured high quality fabrics sold to international and domestic clientele. He has worked with Hillard Herzog since 1996 helping him to expand and has been responsible for planning, implementing and supervising the overall activities of the Company and re-establishing the Jayre of California brand.

Note 9 - Agreement

On July 11, 2002, the Company acquired Clothing Source of California, Inc., through a merger with an acquisition subsidiary. Under the terms of the Agreement and plan of merger, the Company issued 2,000,000 shares of common stock to the shareholders of Clothing Source of Calif., Inc., so that after the merger the former shareholders of Clothing Source hold 80% of the outstanding shares of the combined entity. Prior to the transaction there was no material relationships between Bergamo and Clothing Source. The purpose of this Agreement was so that Clothing Source of Calif., inc. could enter the public market in order to raise the capital to establish a domestic production facility to house the entire process, including design, manufacture, and distribution in a single location, development of such a facility requires significant financing. In the interim, the Company intends to continue to sell, import, distribute, and manufacture under its various licenses and trade name labels in a profitable manner, while waiting for its development of the domestic facility.

Note 10 - Upcoming Sales and Cash Position Changes

On November 14, 2002 the Company had signed purchase orders for clothing to be delivered from December 2002 thru December 2003 for $8,400,000. The Company has renewable letters of credit to collateralize these sales in the following amounts, $377,780, $277,047 and $192,000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Bergamo's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification,
(ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Bergamo.

         Securities and Exchange Commission Registration Fee    $       1,070
         Printing and Engraving Expenses                        $         100
         Accounting Fees and Expenses                           $        2500
         Legal Fees and Expenses                                $      17,000
         Blue Sky Qualification Fees and Expenses               $       1,000
         Miscellaneous                                          $       3,330

         TOTAL                                                  $      25,000
                                                                ==============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In July of 2002 the Company issued 2,000,000 shares of its Common Stock to the former shareholders of Clothing Source of California, Inc. in connection with a merger with Clothing Source of California, Inc.

         In December of 2002 the Company sold 42,500 shares of Common Stock in a private placement to three individuals.

         The Company believes the above issuances were exempt from the registration provisions of the Securities Act of 1933, as amended by reason of
Section 4(2) thereof.

ITEM 27. EXHIBITS

NO.      DESCRIPTION
---      -----------

3.1      Articles of Incorporation (1)

3.2      Bylaws (1)

5.1      Opinion of Haddan & Zepfel LLP

10.1 Apparel Purchase Agreement, dated November 14, 2002 between the Company and Roochi Traders, Inc.

10.2 Factoring Agreement, dated November 21, 2002 between the Company and GE Capital Commercial Services, Inc.

10.3* Merchandise License Agreement, dated as of October 1, 2002 between the Company and D.A.R.E. America

10.4*    License Agreement with Wish Licensing LLC, dated August 15, 2002

10.5* Office Lease, dated October 16, 2001 between eOfficeSuites, Inc. and Clothing Source of California, Inc.

23.1     Consent of Henry Schiffer, Certified Public Accountant.

23.2     Consent of Haddan & Zepfel LLP (included in its opinion in Exhibit5.1)

------------------------------------------
(1) Incorporated by reference from the Report on Form 10-SB of the Company, filed on February 15, 2000.

* To be supplied by amendment

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

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

         (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Los Angeles, California, on December 24, 2002.

                                              BERGAMO ACQUISITION CORP..

                                              By: /s/ Hillard Herzog
                                              ----------------------------------
                                              Name: Hillard Herzog , President

         Each person whose signature appears below constitutes and appoints Hillard Herzog his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

 Signature                            Title                             Date
 ---------                            -----                             ----

(1)  Principal Executive Officer

 /s/ Hillard Herzog                   President and a          December 24, 2002
----------------------------------    Director
Hillard Herzog

(2)  Principal Financial and
     Accounting Officer

 /s/ Sohail Parekh                    Chief Financial         December  24, 2002
----------------------------------    Officer and a Director
Sohail Parekh

                                INDEX TO EXHIBITS

Exhibit
No.               Description
---               -----------

3.1               Articles of Incorporation (1)

3.2               Bylaws (1)

5.1               Opinion of Haddan & Zepfel LLP

10.1 Apparel Purchase Agreement, dated November 14, 2002 between the Company and Roochi Traders, Inc.

10.2 Factoring Agreement, dated November 21, 2002 between the Company and GE Capital Commercial Services, Inc.

10.3* Merchandise License Agreement, dated as of October 1, 2002 between the Company and D.A.R.E. America

10.4*             License Agreement with Wish Licensing LLC, dated August 15,
                  2002

10.5* Office Lease, dated October 16, 2001 between eOfficeSuites, Inc. and Clothing Source of California, Inc

23.1              Consent of Henry Schiffer, Certified Public Accountant.

23.2              Consent of Haddan & Zepfel LLP (included in its opinion in
                  Exhibit5.1)

---------------------------------
(1) Incorporated by reference from the Report on Form 10-SB of the Company, filed on February 15, 2000

*To be supplied by amendment

                                      II-5